Exhibit 10.3
PROJECT DEVELOPMENT FEE AGREEMENT
     THIS PROJECT DEVELOPMENT FEE AGREEMENT (“Agreement”) is entered into as of this 13th day of May , 2005 (“Effective Date”), by and between Everett W. Larson, an individual (“Larson”), and E Energy Adams, LLC (“Company”), a Nebraska limited liability Company.
     WHEREAS, Company intends to develop, finance and construct an ethanol plant in or around Adams, Nebraska (the “Project” or “Ethanol Plant”);
     WHEREAS, Larson desires to provide his services to the Company to assist in the organization and development of the Project; and
     WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company for Larson to provide his services to the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. DEVELOPMENT SERVICES. Company hereby retains Larson for the purpose of providing organizational and developmental services with respect to the Project (“Development Services”). Development Services shall not include effecting or attempting to effect purchases or sales of the Company’s securities.
2. PAYMENT TERMS. In consideration for the Development Services to be provided to Company, Company shall pay Larson compensation of One Thousand Dollars ($1,000) payable monthly.
3. TERM AND TERMINATION OF AGREEMENT. The term of this Agreement shall commence as of the Effective Date and shall terminate upon the earlier of any of the events enumerated below (“Termination Event”).
(a) Upon the date the Ethanol Plant first begins producing ethanol for sale;
(b) Upon the dissolution, bankruptcy or insolvency of the Company, or the inability or failure of the Company generally to pay debts as they become due, or an assignment by the Company for the benefit of creditors, or the commencement of any case or proceeding in respect of the Company under any bankruptcy, insolvency or similar laws;
(c) Upon Larson’s voluntary resignation as a member of the Board; or
(d) Upon two weeks written notice of intent to terminate by either party.
4. INDEMNIFICATION. Company shall indemnify, defend against and advance to Larson all expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), in which Larson is made a party by reason of performing services for Company or acting in any manner pursuant to this Agreement, except that Company shall have no obligation to indemnify and defend Larson or his agents for their act or omission that involves gross negligence, intentional misconduct or a known violation of the law. Larson shall indemnify and defend Company and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Company and/or its employees, members, directors, officers or agents are made a party by reason of Larson committing an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.
5. SUCCESSORS AND ASSIGNS BOUND. This Agreement shall be binding upon the Company, Larson, their respective heirs, executors, administrators, successors in interest or permitted assigns, including without limitation, any partnership, corporation or other entity into which the Company may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement.
6. RELATIONSHIP OF THE PARTIES. The parties understand that Larson is an independent contractor with respect to Company, and not an employee of the Company. Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Larson. Notwithstanding the above, should the Company’s Board establish a board of directors’ compensation policy, Larson, as a director of the Company, may receive reasonable compensation for his services as a director and may be reimbursed for his expenses in attending Board meetings, including committee meetings.
7. AUTHORITY. Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement.
8. AMENDMENTS. This Agreement sets forth the entire understanding of the parties and supersedes any prior agreements, oral or written, as to the subject matter hereof. This Agreement may be amended or modified by, and only by, a written instrument executed by the parties hereto.
9. ASSIGNMENT. This Agreement shall not be assigned by any party hereto except as permitted by its express terms or upon the written consent of the other party. Nothing in this Agreement, express or implied, its intended to confer upon any other person any rights or remedies under or by reason of this Agreement.
10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
11. WAIVER. The failure of any party hereto to insist in any one of more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligation of such party with respect thereto shall continue in full force and effect.
12. CAPTIONS. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13. NOTICES. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:

To Larson:	Everett W. Larson
125 Coffman Circle
Adams, NE 68301

To Company:	E Energy Adams, LLC
Attention: Jack L. Alderman
649 Main Street
Adams, Nebraska 68301

Copy to:	Brown, Winick, et al.
Attention: Valerie D. Bandstra
666 Grand Avenue, Ste. 2000
Des Moines, Iowa 50309
14. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the law of the State of Nebraska, without reference to its conflict of law rules. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Nebraska in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement.
15. INTERPRETATION. The parties agree that each has had an opportunity to negotiate fully the terms of this Agreement and that this Agreement shall not be interpreted in favor of or against the party drafting the Agreement.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

E Energy Adams, LLC

/s/ Everett W. Larson	By: /s/ Jack L. Alderman
Everett W. Larson	Jack L. Alderman, President

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